EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-101197, 333-84326, 333-54138, 333-108278, 333-117677, 333-119197, 333-130970 and 333-140511 on Form S-3 of our report dated July 13, 2009, relating to the consolidated financial statements of Immtech Pharmaceuticals, Inc. as of and for the year ended March 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Immtech Pharmaceuticals, Inc.’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Immtech Pharmaceuticals, Inc. for the year ended March 31, 2009.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin July 13, 2009